LKCM FUNDS

LKCM Small Cap Equity Fund (Institutional Class)

LKCM Small-Mid Cap Equity Fund (Institutional Class)

LKCM Equity Fund (Institutional Class)

LKCM Balanced Fund

LKCM Fixed Income Fund

(each a “Fund” and collectively, the “Funds”)

Supplement dated November 30, 2012

to the Prospectus dated May 1, 2012

IMPORTANT INFORMATION REGARDING

CHANGE TO REDEMPTION FEE POLICY

The fourth sentence in the second paragraph under “Market Timing Policy” on page 22 is hereby changed to read as follows: “To discourage market timing, each Fund charges a 1.00% redemption fee on shares exchanged or redeemed within 30 days of purchase, except on shares held in separately managed accounts of the Adviser or as otherwise determined by a Fund in its discretion.”

The fifth sentence under “Exchanging Shares” on page 22 is hereby changed to read as follows: “In addition, exchanges of shares held for less than 30 days will be subject to a 1.00% redemption fee, except on shares held in separately managed accounts of the Adviser or as otherwise determined by a Fund in its discretion.”

The second sentence under “Redemption of Shares” on page 23 is hereby changed to read as follows: “The Funds do not charge a fee for making redemptions, except that each Fund charges a 1.00% redemption fee on shares exchanged or redeemed within 30 days of purchase unless such shares are held in separately managed accounts of the Adviser or as otherwise determined by a Fund in its discretion.”

The section entitled “30-Day Redemption Fee” on page 24 is changed to read as follows:

30-Day Redemption Fee. If you redeem or exchange shares held for less than 30 days after the date of purchase, you will be subject to a 1.00% redemption fee. This fee will be deducted from the proceeds of your redemption. For purposes of applying the fee, the first day of the holding period is trade date plus one. The holding period will be determined on a “first-in, first-out” basis, meaning the Fund shares purchased first will be redeemed first. The redemption fee will not apply to shares of the Funds held in accounts separately managed by the Adviser or as otherwise determined by the Funds in their discretion. Transactions in shares of the Funds by financial intermediaries with whom the Funds do not have information sharing agreements in place may be subject to the redemption fee. The redemption fee will be retained by a Fund for the benefit of its shareholders. Redemption fees will not apply to shares acquired through reinvestment of dividends, or to shares purchased through the Automatic Investment Program.

*         *         *

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH

THE PROSPECTUSES FOR FUTURE REFERENCE

1-800-688-LKCM

LKCM SMALL CAP EQUITY FUND

(Institutional Class) (LKSCX)

LKCM SMALL-MID CAP EQUITY FUND

(Institutional Class) (LKSMX)

LKCM EQUITY FUND

(Institutional Class) (LKEQX)

LKCM BALANCED FUND (LKBAX)

LKCM FIXED INCOME FUND (LKFIX)

This Prospectus contains information you should consider before you invest in the LKCM Funds. Please read it carefully and keep it for future reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered by this Prospectus, nor has the SEC or any state securities commission passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

(i)

SUMMARY SECTION

LKCM SMALL CAP EQUITY FUND

(Institutional Class)

Investment Objective: The Fund seeks to maximize long-term capital appreciation.

Fees and Expenses of the Fund: The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)
Redemption Fee (as a percentage of the amount redeemed on shares held for less than 30 days)	1.00%
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.75%
Distribution and Service (12b-1) Fees	0.00%
Other Expenses	0.20%
Acquired Fund Fees and Expenses(1)	0.01%

Total Annual Fund Operating Expenses	0.96%

(1)

Acquired Fund Fees and Expenses are indirect fees and expenses that funds incur from investing in the shares of other mutual funds, including money market funds (“Acquired Fund(s)”). The Total Annual Fund Operating Expenses for the Fund differs from the Ratio of Expenses to Average Net Assets found within the “Financial Highlights” section of the prospectus because the audited information in the “Financial Highlights” reflects the operating expenses of the Fund and does not include indirect expenses such as Acquired Fund Fees and Expenses.

Example

The following example is intended to help you compare the costs of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be as follows:

1 Year	3 Years	5 Years	10 Years
$98	$306	$531	$1,177

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 50% of the average value of its portfolio.

Principal Investment Strategies: The Fund seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of smaller companies. The Fund primarily chooses investments that the Adviser believes are likely to have above-average growth in revenue and/or earnings and potential for above-average capital appreciation. Smaller companies are those with market capitalizations at the time of investment between $400 million and $2.5 billion. The Fund is not required to sell equity securities whose market values appreciate or depreciate outside this market capitalization range.

The Fund seeks to invest in the equity securities of high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation. These equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants.

Principal Risks: The greatest risk of investing in the Fund is that you could lose money. Investments in the Fund also are subject to the following principal risks:

•

General Market Risk – Factors that affect the stock market in general, such as economic production, interest rate levels, geopolitical events or volatility may negatively affect secondary markets and cause them to experience lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default and valuation difficulties. Such factors likely would lead to a decline in the value of your investment in the Fund.

•	Inflation Risk – Higher actual or anticipated inflation may have an adverse effect on corporate profits or consumer spending and result in lower values for securities held by the Fund.

•

Stock Market Risk – The Fund invests in equity securities and therefore is subject to stock market risks and significant fluctuations in value. The Fund’s investments in equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants. ADRs are receipts issued by domestic banks or trust companies that represent the deposit of a security of a foreign issuer and are publicly traded in the United States. Investments in ADRs are subject to certain of the risks associated with investing directly in foreign securities, such as currency fluctuations, political and economic instability, less government regulation, less publicly available information, and differences in financial reporting standards. Investing in such securities may expose the Fund to additional risk. Common stock generally is subordinate to preferred stock upon the liquidation or bankruptcy of the issuing company. Preferred stocks and convertible securities are sensitive to movements in interest rates. In addition, convertible securities are subject to the risk that the credit standing of the issuer may have an effect on the convertible securities’ investment value. Investments in rights and warrants may be more speculative than certain other types of investments because rights and warrants do not carry with them dividend or voting rights with respect to the underlying securities, or any rights in the assets of the issuer. In addition, the value of a right or a warrant does not necessarily change with the value of the underlying securities, and a right or a warrant ceases to have value if it is not exercised prior to its expiration date.

•

Stock Selection Risk – Equity securities held by the Fund may not perform as anticipated due to a number of factors impacting the company that issued the securities, such as poor management, weak demand for the company’s products, or the company’s failure to meet earnings expectations.

•

Small-Cap Risk – The Fund invests in small capitalization companies that may not have the size, resources and other assets of mid or large capitalization companies. As a result, the securities of small capitalization companies held by the Fund may be subject to greater market risks and fluctuations in value than mid or large capitalization companies or may not correspond to changes in the stock market in general.

Performance: The bar chart and table that follow illustrate annual Fund returns for periods ended December 31. This information is intended to give you some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and how the Fund’s average annual returns over time compare with those of a broad measure of market performance, including an additional index that shows how the Fund’s performance compares with the returns of an index of funds with similar investment objectives. The Fund’s past performance (before and after taxes) is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available on the Fund’s website at www.lkcmfunds.com or by calling the Fund toll-free at 1-800-688-LKCM.

During the period shown on the bar chart, the Fund’s best and worst quarters are shown below:

Best and Worst Quarterly Returns

18.90%	2nd quarter, 2009
-27.54%	4th quarter, 2008

Average Annual Total Returns for Periods Ended December 31, 2011

	1 Year	5 Years	10 Years
Return Before Taxes	4.47%	2.16%	7.82%
Return After Taxes on Distributions	4.47%	1.91%	7.05%
Return After Taxes on Distributions and Sale of Fund Shares	2.90%	1.82%	6.78%

Russell 2000 Index (reflects no deduction for fees, expenses or taxes)	-4.18%	0.15%	5.62%
Lipper Small-Cap Core Funds Index (reflects no deduction for taxes)	-3.81%	1.32%	5.81%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates, and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans and individual retirement accounts because such accounts are only subject to taxes upon redemption.

Investment Adviser: Luther King Capital Management Corporation.

Portfolio Managers:

Name	Title	Experience with the Fund
Steven R. Purvis, CFA	Principal, Vice President and Portfolio Manager	Since 1996
J. Luther King, Jr., CFA	Principal, President and Portfolio Manager	Since Inception in 1994
Jonathan B. Deweese, CFA	Analyst	Since 2010
Benjamin M. Cowan, CFA	Analyst	Since 2010

Purchase and Sale of Fund Shares: Investors may purchase, exchange or redeem Fund shares by mail (LKCM Funds, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, 3rd Floor, Milwaukee, WI 53201-0701), or by telephone at 1-800-688-LKCM. Redemptions by telephone are only permitted upon previously receiving appropriate authorization. Transactions will only occur on days the New York Stock Exchange is open. Investors who wish to purchase or redeem Fund shares through a financial intermediary should contact the financial intermediary directly for information relative to the purchase or sale of Fund shares. The minimum initial amount of investment in the Fund and exchanges into the Fund from another fund in the LKCM Funds is $2,000. Subsequent investments in the Fund for all types of accounts may be made with a minimum investment of $1,000.

Tax Information: The Fund’s distributions are taxable and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account. Such tax-deferred arrangements may be taxed later upon withdrawal of monies from those arrangements.

Payments to Broker-Dealers and Other Financial Intermediaries: If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a financial adviser), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. If made, these payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

LKCM SMALL-MID CAP EQUITY FUND

(Institutional Class)

Investment Objective: The Fund seeks to maximize long-term capital appreciation.

Fees and Expenses of the Fund: The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees
(fees paid directly from your investment)
Redemption Fee (as a percentage of the amount redeemed on shares held for less than 30 days)	1.00%
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.75%
Distribution and Service (12b-1) Fees	0.00%
Other Expenses	1.39%
Acquired Fund Fees and Expenses(1)	0.01%

Total Annual Fund Operating Expenses	2.15%
Fee Cap and/or Expense Reimbursement(2)	-1.14%

Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement(1)(2)	1.01%

(1)

Acquired Fund Fees and Expenses are indirect fees and expenses that funds incur from investing in the shares of other mutual funds, including money market funds (“Acquired Fund(s)”). The Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement for the Fund differs from the Ratio of Expenses to Average Net Assets found within the “Financial Highlights” section of the prospectus because the audited information in the “Financial Highlights” reflects the operating expenses of the Fund and does not include indirect expenses such as Acquired Fund Fees and Expenses.

(2)

Luther King Capital Management Corporation, the Fund’s investment adviser, has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund through April 30, 2013 in order to limit the Fund’s Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement to 1.00%. This expense limitation excludes interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses. The fee reduction and expense reimbursement agreement may be terminated or changed at any time only with the consent of the Board of Trustees.

Example

The following example is intended to help you compare the costs of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be as follows:

1 Year	3 Years	5 Years	10 Years
$103	$563	$1,050	$2,393

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the period from the inception of the Fund on May 2, 2011 to December 31, 2011, the Fund’s portfolio turnover rate was 36% of the average value of its portfolio.

Principal Investment Strategies: The Fund seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small-mid capitalization companies. The Fund primarily chooses investments that the Adviser believes are likely to have above-average growth in revenue and/or earnings and potential for above-average capital appreciation. Small-mid capitalization companies are those with market capitalizations at the time of investment between $1 billion and $7 billion. The Fund is not required to sell equity securities whose market values appreciate or depreciate outside this market capitalization range.

The Fund seeks to invest in the equity securities of high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation. These equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants.

Principal Risks: The greatest risk of investing in the Fund is that you could lose money. Investments in the Fund also are subject to the following principal risks:

•

General Market Risk – Factors that affect the stock market in general, such as economic production, interest rate levels, geopolitical events or volatility may negatively affect secondary markets and cause them to experience lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default and valuation difficulties. Such factors likely would lead to a decline in the value of your investment in the Fund.

•	Inflation Risk – Higher actual or anticipated inflation may have an adverse effect on corporate profits or consumer spending and result in lower values for securities held by the Fund.

•

Stock Market Risk – The Fund invests in equity securities and therefore is subject to stock market risks and significant fluctuations in value. The Fund’s investments in equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants. ADRs are receipts issued by domestic banks or trust companies that represent the deposit of a security of a foreign issuer and are publicly traded in the United States. Investments in ADRs are subject to certain of the risks associated with investing directly in foreign securities, such as currency fluctuations, political and economic instability, less government regulation, less publicly available information, and differences in financial reporting standards. Investing in such securities may expose the Fund to additional risk. Common stock generally is subordinate to preferred stock upon the liquidation or bankruptcy of the issuing company. Preferred stocks and convertible securities are sensitive to movements in interest rates. In addition, convertible securities are subject to the risk that the credit standing of the issuer may have an effect on the convertible securities’ investment value. Investments in rights and warrants may be more speculative than certain other types of investments because rights and warrants do not carry with them dividend or voting rights with respect to the underlying securities, or any rights in the assets of the issuer. In addition, the value of a right or a warrant does not necessarily change with the value of the underlying securities, and a right or a warrant ceases to have value if it is not exercised prior to its expiration date.

•

Stock Selection Risk – Equity securities held by the Fund may not perform as anticipated due to a number of factors impacting the company that issued the securities, such as poor management, weak demand for the company’s products, or the company’s failure to meet earnings expectations.

•

Small and Mid Cap Risk – The Fund may invest in small and mid capitalization companies that may not have the size, resources and other assets of large capitalization companies. As a result, the securities of small and mid capitalization companies held by the Fund may be subject to greater market risks and fluctuations in value than large capitalization companies or may not correspond to changes in the stock market in general.

Performance: Performance information for the Fund is not included because the Fund did not have one full calendar year of performance prior to the date of this prospectus. Performance information will be available once the Fund has at least one calendar year of performance. Updated performance information is available on the Fund’s website at www.lkcmfunds.com or by calling the Fund toll-free at 1-800-688-LKCM.

Investment Adviser: Luther King Capital Management Corporation.

Portfolio Managers:

Name	Title	Experience with the Fund
Steven R. Purvis, CFA	Principal, Vice President and Portfolio Manager	Since Inception in 2011
J. Luther King, Jr., CFA	Principal, President and Portfolio Manager	Since Inception in 2011
Jonathan B. Deweese, CFA	Analyst	Since Inception in 2011
Benjamin M. Cowan, CFA	Analyst	Since Inception in 2011

Purchase and Sale of Fund Shares: Investors may purchase, exchange or redeem Fund shares by mail (LKCM Funds, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, 3rd Floor, Milwaukee, WI 53201-0701), or by telephone at 1-800-688-LKCM. Redemptions by telephone are only permitted upon previously receiving appropriate authorization. Transactions will only occur on days the New York Stock Exchange is open. Investors who wish to purchase or redeem Fund shares through a financial intermediary should contact the financial intermediary directly for information relative to the purchase or sale of Fund shares. The minimum initial amount of investment in the Fund and exchanges into the Fund from another fund in the LKCM Funds is $2,000. Subsequent investments in the Fund for all types of accounts may be made with a minimum investment of $1,000.

Tax Information: The Fund’s distributions are taxable and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account. Such tax-deferred arrangements may be taxed later upon withdrawal of monies from those arrangements.

Payments to Broker-Dealers and Other Financial Intermediaries: If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a financial adviser), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. If made, these payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

LKCM EQUITY FUND

(Institutional Class)

Investment Objective: The Fund seeks to maximize long-term capital appreciation.

Fees and Expenses of the Fund: The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees
(fees paid directly from your investment)
Redemption Fee (as a percentage of the amount redeemed on shares held for less than 30 days)	1.00%
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.70%
Distribution and Service (12b-1) Fees	0.00%
Other Expenses	0.29%
Acquired Fund Fees and Expenses(1)	0.01%

Total Annual Fund Operating Expenses	1.00%
Fee Cap and/or Expense Reimbursement(2)	-0.19%

Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement(1)(2)	0.81%

(1)

Acquired Fund Fees and Expenses are indirect fees and expenses that funds incur from investing in the shares of other mutual funds, including money market funds (“Acquired Fund(s)”). The Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement for the Fund differs from the Ratio of Expenses to Average Net Assets found within the “Financial Highlights” section of the prospectus because the audited information in the “Financial Highlights” reflects the operating expenses of the Fund and does not include indirect expenses such as Acquired Fund Fees and Expenses.

(2)

Luther King Capital Management Corporation, the Fund’s investment adviser, has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund through April 30, 2013 in order to limit the Fund’s Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement to 0.80%. This expense limitation excludes interest, taxes, brokerage commissions, costs relating to investment in Acquired Funds and extraordinary expenses. The fee reduction and expense reimbursement agreement may be terminated or changed at any time only with the consent of the Board of Trustees.

Example

The following example is intended to help you compare the costs of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be as follows:

1 Year	3 Years	5 Years	10 Years
$83	$299	$534	$1,207

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 20% of the average value of its portfolio.

Principal Investment Strategies: The Fund seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities. The Fund primarily invests in companies that the Adviser believes are likely to have above-average growth in revenue and/or earnings, above-average returns on shareholders’ equity and under-leveraged balance sheets, and potential for above-average capital appreciation. The Fund may invest in equity securities of small, mid and large capitalization companies. It seeks to invest in the equity securities of high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation. These equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants.

Principal Risks: The greatest risk of investing in the Fund is that you could lose money. Investments in the Fund also are subject to the following principal risks:

•

General Market Risk – Factors that affect the stock market in general, such as economic production, interest rate levels, geopolitical events or volatility may negatively affect secondary markets and cause them to experience lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default and valuation difficulties. Such factors likely would lead to a decline in the value of your investment in the Fund.

•	Inflation Risk – Higher actual or anticipated inflation may have an adverse effect on corporate profits or consumer spending and result in lower values for securities held by the Fund.

•

Stock Market Risk – The Fund invests in equity securities and therefore is subject to stock market risks and significant fluctuations in value. The Fund’s investments in equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants. ADRs are receipts issued by domestic banks or trust companies that represent the deposit of a security of a foreign issuer and are publicly traded in the United States. Investments in ADRs are subject to certain of the risks associated with investing directly in foreign securities, such as currency fluctuations, political and economic instability, less government regulation, less publicly available information, and differences in financial reporting standards. Investing in such securities may expose the Fund to additional risk. Common stock generally is subordinate to preferred stock upon the liquidation or bankruptcy of the issuing company. Preferred stocks and convertible securities are sensitive to movements in interest rates. In addition, convertible securities are subject to the risk that the credit standing of the issuer may have an effect on the convertible securities’ investment value. Investments in rights and warrants may be more speculative than certain other types of investments because rights and warrants do not carry with them dividend or voting rights with respect to the underlying securities, or any rights in the assets of the issuer. In addition, the value of a right or a warrant does not necessarily change with the value of the underlying securities, and a right or a warrant ceases to have value if it is not exercised prior to its expiration date.

•

Stock Selection Risk – Equity securities held by the Fund may not perform as anticipated due to a number of factors impacting the company that issued the securities, such as poor management, weak demand for the company’s products, or the company’s failure to meet earnings expectations.

•

Small and Mid Cap Risk – The Fund may invest in small and mid capitalization companies that may not have the size, resources and other assets of large capitalization companies. As a result, the securities of small and mid capitalization companies held by the Fund may be subject to greater market risks and fluctuations in value than large capitalization companies or may not correspond to changes in the stock market in general.

Performance: The bar chart and table that follow illustrate annual Fund returns for periods ended December 31. This information is intended to give you some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and how the Fund’s average annual returns over time compare with those of a broad measure of market performance, including an additional index that shows how the Fund’s performance compares with the returns of an index of funds with similar investment objectives. The Fund’s past performance (before and after taxes) is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available on the Fund’s website at www.lkcmfunds.com or by calling the Fund toll-free at 1-800-688-LKCM.

During the period shown on the bar chart, the Fund’s best and worst quarters are shown below:

Best and Worst Quarterly Returns

15.36%	2nd quarter, 2009
-20.72%	4th quarter, 2008

Average Annual Total Returns for Periods Ended December 31, 2011

	1 Year	5 Years	10 Years
Return Before Taxes	3.30%	3.18%	4.60%
Return After Taxes on Distributions	2.96%	2.89%	4.30%
Return After Taxes on Distributions and Sale of Fund Shares	2.60%	2.70%	3.96%

S&P 500 Index (reflects no deduction for fees, expenses or taxes)	2.11%	-0.25%	2.92%
Lipper Large-Cap Core Funds Index (reflects no deduction for taxes)	0.09%	-0.60%	2.16%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates, and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans and individual retirement accounts because such accounts are only subject to taxes upon redemption.

Investment Adviser: Luther King Capital Management Corporation.

Portfolio Managers:

Name	Title	Experience with the Fund
J. Luther King, Jr., CFA	Principal, President and Portfolio Manager	Since Inception in 1996
Scot C. Hollmann, CFA	Principal, Vice President and Portfolio Manager	Since 2010
Steven R. Purvis, CFA	Principal, Vice President and Portfolio Manager	Since 2010
Mason D. King, CFA	Analyst	Since 2010

Purchase and Sale of Fund Shares: Investors may purchase, exchange or redeem Fund shares by mail (LKCM Funds, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, 3rd Floor, Milwaukee, WI 53201-0701), or by telephone at 1-800-688-LKCM. Redemptions by telephone are only permitted upon previously receiving appropriate authorization. Transactions will only occur on days the New York Stock Exchange is open. Investors who wish to purchase or redeem Fund shares through a financial intermediary should contact the financial intermediary directly for information relative to the purchase or sale of Fund shares. The minimum initial amount of investment in the Fund and exchanges into the Fund from another fund in the LKCM Funds is $2,000. Subsequent investments in the Fund for all types of accounts may be made with a minimum investment of $1,000.

Tax Information: The Fund’s distributions are taxable and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account. Such tax-deferred arrangements may be taxed later upon withdrawal of monies from those arrangements.

Payments to Broker-Dealers and Other Financial Intermediaries: If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a financial adviser), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. If made, these payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

LKCM BALANCED FUND

Investment Objective: The Fund seeks current income and long-term capital appreciation.

Fees and Expenses of the Fund: The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees
(fees paid directly from your investment)
Redemption Fee (as a percentage of the amount redeemed on shares held for less than 30 days)	1.00%
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.65%
Distribution and Service (12b-1) Fees	0.00%
Other Expenses	0.49%

Total Annual Fund Operating Expenses	1.14%
Fee Cap and/or Expense Reimbursement(1)	-0.34%

Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement(1)	0.80%

(1)

Luther King Capital Management Corporation, the Fund’s investment adviser, has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund through April 30, 2013 in order to limit the Fund’s Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement to 0.80%. This expense limitation excludes interest, taxes, brokerage commissions, costs relating to investment in Acquired Funds and extraordinary expenses. The fee reduction and expense reimbursement agreement may be terminated or changed at any time only with the consent of the Board of Trustees.

Example

The following example is intended to help you compare the costs of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be as follows:

1 Year	3 Years	5 Years	10 Years
$82	$329	$595	$1,356

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 34% of the average value of its portfolio.

Principal Investment Strategies: The Fund seeks to achieve its investment objective by investing primarily in a portfolio of equity and fixed income securities, including common stocks, income producing securities convertible into common stocks, fixed income securities and cash equivalent securities. The Fund may invest in securities of small, mid and large capitalization companies. The Fund seeks to invest in the equity securities of high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation. These equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants.

The Fund’s investments in fixed-income securities consist primarily of investment grade corporate and U.S. Government issues with intermediate-term maturities from one to ten years. Under normal circumstances, 25% or more of the Fund’s total assets consist of fixed income securities. Investment grade debt securities are considered to be those rated within the four highest ratings by nationally recognized statistical rating organizations.

The Fund does not presently intend to invest more than 20% of its total assets in equity securities that do not pay dividends. A majority of the equity securities in which the Fund invests typically are listed on a national securities exchange or traded on the Nasdaq Stock Market, Inc. or in the U.S. over-the-counter markets. The Fund also may invest in securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, corporate bonds and debentures, high-grade commercial paper, preferred stocks, certificates of deposit or other securities of U.S. issuers when the Adviser perceives attractive opportunities from such securities, or so that the Fund may receive a competitive return on its uninvested cash.

Principal Risks: The greatest risk of investing in the Fund is that you could lose money. Investments in the Fund also are subject to the following principal risks:

•

General Market Risk – Factors that affect the stock market in general, such as economic production, interest rate levels, geopolitical events or volatility may negatively affect secondary markets and cause them to experience lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default and valuation difficulties. Such factors likely would lead to a decline in the value of your investment in the Fund.

•	Inflation Risk – Higher actual or anticipated inflation may have an adverse effect on corporate profits or consumer spending and result in lower values for securities held by the Fund.

•

Stock Market Risk – The Fund invests in equity securities and therefore is subject to stock market risks and significant fluctuations in value. The Fund’s investments in equity securities may include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants. ADRs are receipts issued by domestic banks or trust companies that represent the deposit of a security of a foreign issuer and are publicly traded in the United States. Investments in ADRs are subject to certain of the risks associated with investing directly in foreign securities, such as currency fluctuations, political and economic instability, less government regulation, less publicly available information, and differences in financial reporting standards. Investing in such securities may expose the Fund to additional risk. Common stock generally is subordinate to preferred stock upon the liquidation or bankruptcy of the issuing company. Preferred stocks and convertible securities are sensitive to movements in interest rates. In addition, convertible securities are subject to the risk that the credit standing of the issuer may have an effect on the convertible securities’ investment value.

•

Security Selection Risk – Equity and fixed income securities held by the Fund may not perform as anticipated due to a number of factors impacting the company that issued the securities, such as poor management, weak demand for the company’s products, or the company’s failure to meet earnings expectations.

•

Small and Mid Cap Risk – The Fund may invest in small and mid capitalization companies that may not have the size, resources and other assets of large capitalization companies. As a result, the securities of small and mid capitalization companies held by the Fund may be subject to greater market risks and fluctuations in value than large capitalization companies or may not correspond to changes in the stock market in general.

•

Interest Rate Risk – Market values of fixed income securities are inversely related to actual changes in interest rates, and the Fund’s fixed income securities holdings and net asset value may decline if interest rates rise.

•

Credit Risk – If the Fund holds fixed income securities of a company that experiences financial problems, the securities will likely decline in value or the company may fail to make timely payments of interest or principal on the securities.

•

Bond Market Risk – A bond’s market value is affected significantly by changes in interest rates – generally, when interest rates rise, the bond’s market value declines and when interest rates decline, its market value rises. Generally, a bond with a longer maturity will entail greater interest rate risk but have a higher yield. Conversely, a bond with a shorter maturity will entail less interest rate risk but have a lower yield. A bond’s value may also be affected by changes in its credit quality rating or the issuer’s financial condition.

Performance: The bar chart and table that follow illustrate annual Fund returns for periods ended December 31. This information is intended to give you some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and how the Fund’s average annual returns over time compare with those of a broad measure of market performance, including an additional index that tracks the performance of fixed-income debt securities and a second additional index that shows how the Fund’s performance compares with the returns of an index of funds with similar investment objectives. The Fund’s past performance (before and after taxes) is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available on the Fund’s website at www.lkcmfunds.com or by calling the Fund toll-free at 1-800-688-LKCM.

During the period shown on the bar chart, the Fund’s best and worst quarters are shown below:

Best and Worst Quarterly Returns

11.66%	3rd quarter, 2009
-10.13%	4th quarter, 2008

Average Annual Total Returns for Periods Ended December 31, 2011

	1 Year	5 Years	10 Years
Return Before Taxes	3.16%	3.98%	4.64%
Return After Taxes on Distributions	2.98%	3.54%	4.15%
Return After Taxes on Distributions and Sale of Fund Shares	2.29%	3.28%	3.83%

S&P 500 Index (reflects no deduction for fees, expenses or taxes)	2.11%	-0.25%	2.92%
Barclays Capital U.S. Intermediate Government/Credit Bond Index (reflects no deduction for fees, expenses or taxes)	5.80%	5.88%	5.20%
Lipper Mixed-Asset Target Allocation Growth Funds Index (reflects no deduction for taxes)	-0.54%	1.32%	4.44%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates, and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans and individual retirement accounts because such accounts are only subject to taxes upon redemption.

Investment Adviser: Luther King Capital Management Corporation.

Portfolio Managers:

Name	Title	Experience with the Fund
Scot C. Hollmann, CFA	Principal, Vice President and Portfolio Manager	Since Inception in 1997
J. Luther King, Jr., CFA	Principal, President and Portfolio Manager	Since Inception in 1997
Mark L. Johnson, CFA	Vice President and Portfolio Manager	Since 2010

Purchase and Sale of Fund Shares: Investors may purchase, exchange or redeem Fund shares by mail (LKCM Funds, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, 3rd Floor, Milwaukee, WI 53201-0701), or by telephone at 1-800-688-LKCM. Redemptions by telephone are only permitted upon previously receiving appropriate authorization. Transactions will only occur on days the New York Stock Exchange is open. Investors who wish to purchase or redeem Fund shares through a financial intermediary should contact the financial intermediary directly for information relative to the purchase or sale of Fund shares. The minimum initial amount of investment in the Fund and exchanges into the Fund from another fund in the LKCM Funds is $2,000. Subsequent investments in the Fund for all types of accounts may be made with a minimum investment of $1,000.

Tax Information: The Fund’s distributions are taxable and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account. Such tax-deferred arrangements may be taxed later upon withdrawal of monies from those arrangements.

Payments to Broker-Dealers and Other Financial Intermediaries: If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a financial adviser), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. If made, these payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

LKCM FIXED INCOME FUND

Investment Objective: The Fund seeks current income.

Fees and Expenses of the Fund: The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees
(fees paid directly from your investment)
Redemption Fee (as a percentage of the amount redeemed on shares held for less than 30 days)	1.00%
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.50%
Distribution and Service (12b-1) Fees	0.00%
Other Expenses	0.22%

Total Annual Fund Operating Expenses	0.72%
Fee Cap and/or Expense Reimbursement(1)	-0.07%

Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement(1)	0.65%

(1)

Luther King Capital Management Corporation, the Fund’s investment adviser, has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund through April 30, 2013 in order to limit the Fund’s Total Annual Fund Operating Expenses After Fee Cap and/or Expense Reimbursement to 0.65%. This expense limitation excludes interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses. The fee reduction and expense reimbursement agreement may be terminated or changed at any time only with the consent of the Board of Trustees.

Example

The following example is intended to help you compare the costs of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be as follows:

1 Year	3 Years	5 Years	10 Years
$66	$223	$394	$888

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 24% of the average value of its portfolio.

Principal Investment Strategies: The Fund seeks to achieve its investment objective by investing under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in a portfolio of investment grade corporate and U.S. Government fixed income securities. The Fund typically invests in bonds with short- to intermediate-term maturities (those with maturities from one to ten years) issued by corporations, the U.S. Government, agencies or instrumentalities of the U.S. Government and cash equivalent securities. Investment grade debt securities are considered to be those rated within the four highest ratings assigned by nationally recognized statistical rating organizations.

The Fund seeks to maintain a dollar-weighted average expected maturity between three and 10 years under normal market and economic conditions. The expected maturity of securities with sinking fund or other early redemption features will be estimated by the Adviser, based upon prevailing interest rate trends and the issuer’s financial position. The average expected maturity may be less than three years if the Adviser believes a temporary, defensive posture is appropriate.

The Fund may invest in all types of domestic or U.S. dollar-denominated foreign fixed income securities in any proportion, including bonds, notes, convertible bonds, mortgage-backed and asset-backed securities, government and government agency securities, zero coupon bonds, floating rate bonds, preferred stock and short-term obligations such as commercial paper and notes, bank deposits and other financial obligations, and repurchase agreements. In determining whether or not to invest in a particular debt security, the Adviser considers factors such as the price, coupon, yield to maturity, the credit quality of the issuer, the issuer’s cash flow and related coverage ratios, the property, if any, securing the obligation and the terms of the debt instrument, including subordination, default, sinking fund and early redemption provisions. The Fund generally intends to purchase securities that are rated investment grade at the time of its purchase. If an issue of securities is downgraded, the Adviser will consider whether to continue to hold the obligation.

Principal Risks: The greatest risk of investing in the Fund is that you could lose money. Investments in the Fund also are subject to the following principal risks:

•

General Market Risk – Factors that affect the stock market in general, such as economic production, interest rate levels, geopolitical events or volatility may negatively affect secondary markets and cause them to experience lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default and valuation difficulties. Such factors likely would lead to a decline in the value of your investment in the Fund.

•	Inflation Risk – Higher actual or anticipated inflation may have an adverse effect on corporate profits or consumer spending and result in lower values for securities held by the Fund.

•

Interest Rate Risk – Market values of fixed income securities are inversely related to actual changes in interest rates, and the Fund’s fixed income securities holdings and net asset value may decline if interest rates rise.

•

Credit Risk – If the Fund holds fixed income securities of a company that experiences financial problems, the securities will likely decline in value or the company may fail to make timely payments of interest or principal on the securities.

•

Bond Market Risk – A bond’s market value is affected significantly by changes in interest rates – generally, when interest rates rise, the bond’s market value declines and when interest rates decline, its market value rises. Generally, a bond with a longer maturity will entail greater interest rate risk but have a higher yield. Conversely, a bond with a shorter maturity will entail less interest rate risk but have a lower yield. A bond’s value may also be affected by changes in its credit quality rating or the issuer’s financial condition.

Performance: The bar chart and table that follow illustrate annual Fund returns for periods ended December 31. This information is intended to give you some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and how the Fund’s average annual returns over time compare with an index that tracks the performance of fixed-income debt securities and an additional index that shows how the Fund’s performance compares with the returns of an index of funds with similar investment objectives. The Fund’s past performance (before and after taxes) is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available on the Fund’s website at www.lkcmfunds.com or by calling the Fund toll-free at 1-800-688-LKCM.

During the period shown on the bar chart, the Fund’s best and worst quarters are shown below:

Best and Worst Quarterly Returns
4.03%	3rd quarter, 2009
-2.18%	2nd quarter, 2004

Average Annual Total Returns for Periods Ended December 31, 2011

	1 Year	5 Years	10 Years
Return Before Taxes	4.22%	5.92%	4.76%
Return After Taxes on Distributions	2.92%	4.44%	3.27%
Return After Taxes on Distributions and Sale of Fund Shares	2.89%	4.22%	3.19%

Barclays Capital U.S. Intermediate Government/Credit Bond Index (reflects no deduction for fees, expenses or taxes)	5.80%	5.88%	5.20%
Lipper Short Intermediate Investment-Grade Debt Funds Index (reflects no deduction for taxes)	3.99%	4.80%	4.29%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates, and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans and individual retirement accounts because such accounts are only subject to taxes upon redemption.

Investment Adviser: Luther King Capital Management Corporation.

Portfolio Managers:

Name	Title	Experience with the Fund
Joan M. Maynard	Vice President and Portfolio Manager	Since Inception in 1997
Scot C. Hollmann, CFA	Principal, Vice President and Portfolio Manager	Since 2010
Mark L. Johnson, CFA	Vice President and Portfolio Manager	Since 2010

Purchase and Sale of Fund Shares: Investors may purchase, exchange or redeem Fund shares by mail (LKCM Funds, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, 3rd Floor, Milwaukee, WI 53201-0701), or by telephone at 1-800-688-LKCM. Redemptions by telephone are only permitted upon previously receiving appropriate authorization. Transactions will only occur on days the New York Stock Exchange is open. Investors who wish to purchase or redeem Fund shares through a financial intermediary should contact the financial intermediary directly for information relative to the purchase or sale of Fund shares. The minimum initial amount of investment in the Fund and exchanges into the Fund from another fund in the LKCM Funds is $2,000. Subsequent investments in the Fund for all types of accounts may be made with a minimum investment of $1,000.

Tax Information: The Fund’s distributions are taxable and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account. Such tax-deferred arrangements may be taxed later upon withdrawal of monies from those arrangements.

Payments to Broker-Dealers and Other Financial Intermediaries: If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a financial adviser), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. If made, these payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

ADDITIONAL INFORMATION REGARDING THE INVESTMENT OBJECTIVES

AND PRINCIPAL INVESTMENT STRATEGIES OF THE FUNDS

Small Cap Equity Fund

The Fund seeks to achieve its investment objective by primarily choosing investments that the Adviser believes are likely to have above-average growth in revenue and/or earnings and potential for above-average capital appreciation. The Fund invests under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of smaller companies. Smaller companies are those with market capitalizations at the time of investment between $400 million and $2.5 billion. The Fund is not required to sell equity securities whose market values appreciate or depreciate outside this market capitalization range. The equity securities in which the Fund may invest include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants.

The Adviser’s primary strategy in managing the Fund is to identify high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation.

Small-Mid Cap Equity Fund	The Fund seeks to achieve its investment objective by primarily choosing investments that the Adviser believes are likely to have above-average growth in revenue and/or earnings and potential for above- average capital appreciation. The Fund invests under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small-mid capitalization companies. Small-mid capitalization companies are those with market capitalizations at the time of investment between $1 billion and $7 billion. The Fund is not required to sell equity securities whose market values appreciate or depreciate outside this market capitalization range. The equity securities in which the Fund may invest include common stocks, preferred stocks, securities convertible into common stock, American Depositary Receipts, rights and warrants.

The Adviser’s primary strategy in managing the Fund is to identify high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation.

Equity Fund

The Fund seeks to achieve its investment objective by primarily choosing investments that the Adviser believes are likely to have above-average growth in revenue and/or earnings, above-average returns on shareholders’ equity, under-leveraged balance sheets, and potential for above-average capital appreciation. The Fund invests under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities. These equity securities may include common stocks, preferred stocks, securities convertible into common stocks, American Depositary Receipts, rights and warrants. The Fund may invest in equity securities of small, mid and large capitalization companies.

The Adviser’s primary strategy in managing the Fund is to identify high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation.

Balanced Fund	The Fund seeks to achieve its investment objective by investing primarily in a portfolio of equity and fixed income securities, including common stocks, preferred stocks, securities convertible into common stocks, American Depositary Receipts, rights and warrants. The Fund’s investments in fixed income securities will consist primarily of investment grade corporate and U.S. Government and agency issues with intermediate maturities from one to ten years.

The Adviser’s primary strategy in managing the Fund is to identify high quality companies that exhibit certain qualities, including profitability levels, balance sheet quality, competitive advantages, ability to generate excess cash flows, meaningful management ownership stakes, reinvestment opportunities, market share positions, and relative valuation. The Fund may invest in securities of small, mid and large capitalization companies.

Fixed Income Fund

The Fund invests under normal circumstances at least 80% of its net assets (plus any borrowings for investment purposes) in a portfolio of investment grade corporate and U.S. Government fixed-income securities. The Fund typically invests in bonds with short- and intermediate-term maturities from one to ten years, and cash equivalent securities.

The Adviser’s primary strategy in managing the Fund is to select debt securities based on factors such as price, yield and credit quality.

Each Fund has adopted a non-fundamental policy to notify its shareholders at least 60 days before it changes its 80% investment policy as described above. Each Fund’s investment objective is non-fundamental, which means that it may be changed by action of the Board of Trustees of the Trust without shareholder approval.

DISCUSSION OF INVESTMENT APPROACH

Small Cap Equity, Small-Mid Cap Equity, Equity, and Balanced Funds	Luther King Capital Management Corporation (the “Adviser”) follows an equity investment approach grounded in the fundamental analysis of individual companies and comprised of two distinct but complementary components. First, the Adviser seeks to identify high quality companies based on various financial and fundamental criteria. Companies meeting these criteria will typically exhibit a number of the following characteristics:

• High profitability levels;
• Strong balance sheet quality;
• Competitive advantages;
• Market share positions;
• Reinvestment opportunities;
• Ability to generate excess cash flow after capital expenditures;
• Management with a meaningful ownership stake in the company; and
• Undervaluation based upon various quantitative criteria.

The Adviser may also invest in companies whose assets the Adviser has determined are undervalued in the marketplace. These include companies with tangible assets as well as companies that own valuable intangible assets. As with the primary approach described above, both qualitative as well as quantitative factors are important criteria in the investment analysis.

Balanced and Fixed Income Funds	The Adviser’s fixed income investment approach concentrates primarily on investment-grade corporate and U.S. Government issues with short and intermediate effective maturities. The Adviser’s fixed income philosophy combines noncallable bonds for their offensive characteristics with callable bonds for their defensive characteristics in an attempt to enhance returns while controlling the level of risk. The security selection process for noncallable corporate bonds is heavily credit-driven and focuses on the issuer’s earning and cash flow trends, its competitive positioning and the dynamics of its industry.

A second component of the Adviser’s fixed income philosophy is the identification of undervalued securities with a combination of high coupons and various early redemption features. These defensive issues can offer high levels of current income with relatively limited price volatility due to the possibility that they will be retired by the issuer much sooner than the final maturity. Callable bonds are used as alternatives to traditional short-term noncallable issues. Maturity decisions are primarily a function of the Adviser’s macroeconomic analysis and are implemented utilizing intermediate maturity, noncallable securities. Finally, the credit analysis performed by the Adviser on individual companies, as well as industries, is enhanced by the Adviser’s experience in the equity markets. The analytical effort concentrates on market leading, profitable, well-financed debt issuers.

To respond to adverse market, economic, political or other conditions, the Small Cap Equity, Small-Mid Cap Equity, Equity, Balanced and Fixed Income Funds may invest in time deposits, commercial paper, certificates of deposits, short term corporate and government obligations, repurchase agreements and bankers’ acceptances. To the extent that a Fund engages in a temporary, defensive strategy, the Fund may not achieve its investment objective.

ADDITIONAL INFORMATION REGARDING THE PRINCIPAL RISKS OF INVESTING IN THE FUNDS

An investment in any of the Funds entails risks. You should be aware that you may lose money by investing in the Funds, and the Funds’ performance could trail that of other investment alternatives. The table below provides additional principal risks of investing in the Funds. Following the table, each risk is explained.

	Small Cap	Small-Mid Cap	Equity	Balanced	Fixed
	Equity Fund	Equity Fund	Fund	Fund	Income Fund
General Market Risk	X	X	X	X	X
Inflation Risk	X	X	X	X	X
Stock Market Risk	X	X	X	X
Stock Selection Risk	X	X	X	X
Small Cap Risk	X
Small and Mid Cap Risk		X	X	X	X
Interest Rate Risk				X	X
Credit Risk				X	X
Bond Market Risk				X	X

General Market Risk:	Factors that affect the stock and bond markets include domestic and foreign economic growth or decline, interest rate levels and political events. These factors may negatively affect the markets and, thus, an investment in any of the Funds may decline. Decreases in the value of stocks are generally greater than for bonds or other debt investments. In addition, U.S. and international markets may experience dramatic volatility, which may lead to substantially lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default and valuation difficulties. As a result, many of the Funds’ other risks may be increased. Continuing market problems may have adverse effects on the Funds.

Inflation Risk:	Stocks and bonds may fall in value due to higher actual or anticipated inflation. Further, a rapid increase in prices for goods and services may have an adverse effect on corporate profits and consumer spending, which also may result in lower stock and bond values.

Stock Market Risk:	Funds that invest in equity securities are subject to stock market risks and significant fluctuations in price. A Fund’s investments in equity securities may include equity securities such as common stocks, preferred stocks, securities convertible into U.S. common stocks, American Depositary Receipts, rights and warrants. Investing in such securities may expose the Funds to additional risks.

• Common Stock. Common stock generally is subordinate to the issuing company’s debt securities and preferred stock upon the dissolution or bankruptcy of the issuing company.

• Preferred Stocks. If interest rates rise, the dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as provisions for their call or redemption prior to maturity which can have a negative effect on their prices when interest rates decline. Preferred stocks are equity securities because they do not constitute a liability of the issuer and therefore do not offer the same degree of protection of capital or continuation of income as debt securities. The rights of preferred stock on distribution of a corporation’s assets in the event of its liquidation are generally subordinated to the rights associated with a corporation’s debt securities. Preferred stock may also be subject to credit risk.

• Convertible Securities. The value of a convertible security (“convertible”) is influenced by both the yield of non-convertible securities of comparable issuers and by the value of the underlying common stock. The investment value of a convertible is based on its yield and tends to decline as interest rates increase. The conversion value of a convertible is the market value that would be received if the convertible were converted to its underlying common stock. The conversion value will decrease as the price of the underlying common stock decreases. When conversion value is substantially below investment value, the convertible’s price tends to be influenced more by its yield, so changes in the price of the underlying common stock may not have as much of an impact. Conversely, the convertible’s price tends to be influenced more by the price of the underlying common stock when conversion value is comparable to or exceeds investment value. The value of a synthetic convertible security will respond differently to market fluctuations than a convertible security, because a synthetic convertible is composed of two or more separate securities, each with its own market value. Convertible securities may be subject to general market risk, credit risk and interest rate risk.

• American Depositary Receipts. Investments in ADRs are subject to certain of the risks associated with investing directly in foreign securities. Including, but not limited to, currency fluctuations and political and financial instability in the home country of a particular ADR. Such events could negatively affect the value of the Fund’s shares.

• Rights and Warrants. Investments in rights and warrants may be more speculative than certain other types of investments because rights and warrants do not carry with them dividend or voting rights with respect to the underlying securities, or any rights in the assets of the issuer. In addition, the value of a right or a warrant does not necessarily change with the value of the underlying securities, and a right or a warrant ceases to have value if it is not exercised prior to its expiration date.

Stock Selection Risk:	Stocks selected by the Adviser may decline in value or not increase in value when the stock market in general is rising.

Small-Cap Risk:	Small capitalization companies may not have the size, resources or other assets of mid or large capitalization companies. These small capitalization companies may be subject to greater market risks and fluctuations in value than mid or large capitalization companies and may not correspond to changes in the stock market in general.

Small and Mid Cap Risk:	Small and mid capitalization companies may not have the size, resources and other assets of large capitalization companies. These small and mid capitalization companies may be subject to greater market risks and fluctuations in value than large capitalization companies and may not correspond to changes in the stock market in general.

Interest Rate Risk:	The market values of fixed income securities are inversely related to actual changes in interest rates. When interest rates rise, the market value of a Fund’s fixed income securities will decrease. If this occurs, a Fund’s net asset value may also decrease. Moreover, the longer the remaining maturity of a fixed income security, the greater the effect of interest rate changes on the market value of the security.

Credit Risk:	If issuers of fixed income securities in which a Fund invests experience unanticipated financial problems, the issue is likely to decline in value. In addition, the Funds are subject to the risk that the issuer of a fixed income security will fail to make timely payments of interest or principal.

PORTFOLIO HOLDINGS INFORMATION

The Funds make available its top ten and complete portfolio holdings on its website (www.lkcmfunds.com) on a quarterly basis. The top ten and complete portfolio holdings information is available no earlier than 10 and 30 days after the end of the calendar quarter, respectively, and will remain available through at least the end of the current quarter. A description of the Funds’ policies and procedures with respect to the disclosure of the Funds’ portfolio securities is available in the Funds’ Statement of Additional Information. The Statement of Additional Information is available by contacting the Funds at 1-800-688-LKCM or at www.lkcmfunds.com.

MANAGEMENT

INVESTMENT ADVISER

Luther King Capital Management Corporation (the “Adviser”), 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, serves as the investment adviser to the Funds. The Adviser was founded in 1979 and provides investment management services to investment companies, employee benefit plans, endowment funds, foundations, trusts, high net-worth individuals, and private investment funds. As of December 31, 2011, the Adviser had approximately $8.8 billion in assets under management.

Under an Investment Advisory Agreement with the Funds, the Funds pay the Adviser an advisory fee calculated by multiplying a quarterly rate (equal on an annual basis to the percentages shown below under “Contractual Fee”) by the Fund’s average daily net assets during the quarter. The Adviser has contractually agreed to cap its advisory fees and/or reimburse expenses through April 30, 2013 to the extent necessary to keep the total operating expenses for the Funds from exceeding the respective caps also shown as a percentage of average daily net assets.

The advisory fees and expense caps for the Funds for the fiscal year ended December 31, 2011, were as follows:

	Contractual	Advisory Fee
	Advisory Fee	Actually Charged	Expense Cap
Small Cap Equity Fund	0.75%	0.75%	1.00%
Small-Mid Cap Equity Fund*	0.75%	0%**	1.00%
Equity Fund	0.70%	0.51%	0.80%
Balanced Fund	0.65%	0.31%	0.80%
Fixed Income Fund	0.50%	0.43%	0.65%

*	The Small-Mid Cap Equity Fund commenced operations on May 2, 2011.
**	The Adviser contractually capped its advisory free and reimbursed expenses to limit the total annual fund operating expenses of the Small-Mid Cap Equity Fund to 1.00%.

Any fee cap or reimbursements will have the effect of lowering the overall expense ratio for the applicable Fund and increasing its overall return to investors at the time any such amounts were capped and/or reimbursed.

A discussion regarding the basis on which the Board of Trustees approved the investment advisory agreement for each Fund is available in the most recent semi-annual report to shareholders for the period ending June 30.

PORTFOLIO MANAGERS

J. Luther King, Jr., CFA, is the lead portfolio manager of the LKCM Equity Fund and oversees the investment team responsible for the LKCM Equity Fund. Mr. King is also a member of the investment teams responsible for the LKCM Small Cap Equity Fund and LKCM Small-Mid Cap Equity Fund. Mr. King has been President, Principal and Portfolio Manager of the Adviser since 1979. Mr. King graduated with a Bachelor of Science and a Masters of Business Administration from Texas Christian University.

Steven R. Purvis, CFA, is the lead portfolio manager of the LKCM Small Cap Equity Fund and LKCM Small-Mid Cap Equity Fund and oversees the investment team responsible for both Funds. Mr. Purvis is also a member of the investment team responsible for the LKCM Equity Fund. Mr. Purvis has been a Vice President and Portfolio Manager of the Adviser since 1996 and Principal since 2004. Mr. Purvis graduated with a Bachelor of Science in Business Administration from the University of Missouri and a Masters of Business Administration from the University of Missouri – Kansas City.

Scot C. Hollmann, CFA, is the lead portfolio manager of the LKCM Balanced Fund and oversees the investment team responsible for the LKCM Balanced Fund. Mr. Hollmann is also a member of the investment teams responsible for the LKCM Equity Fund and LKCM Fixed Income Fund. Mr. Hollmann has been a Vice President and Portfolio Manager of the Adviser since 1983 and Principal since 1986. Mr. Hollmann graduated with a Bachelor of Business Administration and a Masters of Business Administration from Texas Christian University.

Joan M. Maynard is the lead portfolio manager of the LKCM Fixed Income Fund and oversees the investment team responsible for the LKCM Fixed Income Fund. Ms. Maynard has been a Vice President and Portfolio Manager of the Adviser since 1991 and employed by the Adviser since 1986. Ms. Maynard graduated with a Bachelor of Business Administration from the University of Texas at San Antonio and a Masters of Business Administration from Texas Christian University.

Mark L. Johnson, CFA, is a member of the investment teams responsible for the LKCM Balanced Fund and LKCM Fixed Income Fund. Mr. Johnson has been a Vice President and Portfolio Manager of the Adviser since 2002. Mr. Johnson graduated with a Bachelor of Arts from Duke University.

Mason D. King, CFA, is a member of the investment team responsible for the LKCM Equity Fund. Mr. King has been an Analyst with the Adviser since 2004. Mr. King graduated with a Bachelor of Arts from Princeton University and a Masters of Business Administration from the University of Texas.

Jonathan B. Deweese, CFA, is a member of the investment team responsible for the LKCM Small Cap Equity Fund and LKCM Small-Mid Cap Equity Fund. Mr. Deweese has been an Analyst with the Adviser since 2003. Mr. Deweese graduated with a Bachelor of Science from the University of Arkansas and a Masters of Business Administration from the University of Texas.

Benjamin M. Cowan, CFA, is a member of the investment team responsible for the LKCM Small Cap Equity Fund and LKCM Small-Mid Cap Equity Fund. Mr. Cowan has been an Analyst with the Adviser since 2005. Mr. Cowan graduated summa cum laude with a Bachelor of Business Administration in Finance and Accounting at Texas Christian University.

The Statement of Additional Information provides additional information about the portfolio managers’ compensation, other accounts managed, and ownership of shares of the Funds.

DISTRIBUTION OF FUND SHARES

DISTRIBUTOR

Quasar Distributors, LLC, 615 East Michigan Street, Milwaukee, WI 53202, a registered broker-dealer and member of the Financial Industry Regulatory Authority, distributes the Funds’ shares.

DISTRIBUTION PLAN

The Small Cap Equity Fund (Institutional Class), Small-Mid Cap Equity Fund (Institutional Class), Equity Fund (Institutional Class), Balanced Fund, and Fixed Income Fund have adopted a distribution plan under Rule 12b-1 of the Investment Company Act of 1940 that allows the Funds to pay distribution and service fees for the sale and distribution of their shares and for services provided to shareholders. The distribution plan allows the Funds to finance activities that promote the sale of the Funds’ shares such as printing prospectuses and reports and preparing and distributing advertising material and sales literature with Fund assets. The distribution plan authorizes each Fund to pay up to 0.75% of average daily net assets for distribution and other services.

Currently, the Board of Trustees has not authorized payments under the distribution plan and, as a result, the Funds currently neither accrue nor pay any fees under the plan. If the Funds were using the plan, the fees paid under the plan would, over time, increase the cost of your investment and could cost you more than paying other types of sales charges.

PURCHASE OF SHARES

You may purchase shares of each Fund at the net asset value (“NAV”) per share next determined after receipt of the purchase order. Each Fund determines NAV as of the close of normal trading of the New York Stock Exchange (“NYSE”) (generally 4:00 P.M. Eastern Time) each day that the NYSE is open for business.

INITIAL INVESTMENTS

The Funds are offered for purchase directly from LKCM Funds, through financial intermediaries who have entered into agreements with the Funds’ distributor, and from certain other distribution channels.

Through Your Financial Adviser. You may invest in shares of a Fund by contacting your financial adviser. Your financial adviser can help you open a new account and help you review your financial needs and formulate long-term investment goals and objectives. Investors may be charged a fee if they effect transactions in Fund shares through a broker or agent.

The Funds have authorized certain broker-dealers to receive on their behalf purchase and redemption orders of Fund shares. These broker-dealers may designate intermediaries to receive Fund orders. The Funds are deemed to have received purchase and redemption orders for Fund shares when an authorized broker-dealer or its designee receives such orders. All such orders are executed at the next NAV calculated after the order is received by an authorized broker-dealer or its designee.

By Mail. You may open an account by completing and signing an Account Registration Form, and mailing it, together with a check ($2,000 minimum initial investment) payable to LKCM Funds. Your order will not be accepted until the completed Account Registration Form is received by the Transfer Agent.

By regular mail to:	By express, registered or certified mail to:
LKCM Funds – Fund name	LKCM Funds – Fund name
(Include Institutional Class for the	(Include Institutional Class for the
Small Cap Equity Fund, Small-Mid Cap	Small Cap Equity Fund, Small-Mid Cap
Equity Fund and Equity Fund)	Equity Fund and Equity Fund)
c/o U.S. Bancorp Fund Services, LLC	c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701	615 East Michigan Street, 3rd Floor
Milwaukee, WI 53201-0701	Milwaukee, WI 53202

The Funds do not consider the U.S. Postal Service or other independent delivery services to be its agents. Therefore, deposit in the mail or with such services, or receipt at U.S. Bancorp Fund Services, LLC post office box, of purchase orders or redemption requests does not constitute receipt by the transfer agent of the Fund.

Once a Fund receives and accepts your Account Registration Form in the mail, your payment for shares will be credited to your account at the NAV per share of a Fund next determined after receipt. If you purchase shares using a check and soon after make a redemption request, LKCM will honor the redemption request at the next determined NAV, but will not send you the proceeds until your purchase check has cleared (usually within 15 days). The Funds will not accept payment in cash or money orders. Cashier’s checks in amounts of less than $10,000 will not be accepted. To prevent check fraud, the Funds will not accept third party checks, U.S. Treasury checks, credit card checks, travelers checks or starter checks for the purchase of shares. The Funds are unable to accept post dated checks, post dated on-line bill pay checks, or any conditional order or payment. Payment should be made by check in U.S. dollars drawn on a U.S. bank, savings and loan or credit union. If your bank does not honor your check, you could be liable for any loss sustained by the Funds, as well as a service charge imposed by the Transfer Agent in the amount of $25.

In compliance with the USA PATRIOT Act of 2001, please note that the Transfer Agent will verify certain information on your Account Registration Form as part of the Funds’ Anti-Money Laundering Program. As requested on the Account Registration Form, you should supply your full name, date of birth, social security number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted. Please contact the Transfer Agent at 1-800-688-LKCM if you need additional assistance when completing your Account Registration Form.

If the Funds do not have a reasonable basis for determining your identity, your account will be rejected or you will not be allowed to perform a transaction on the account until the necessary information to confirm your identity is received. The Funds may also reserve the right to close the account within 5 business days if clarifying information/documentation is not received.

By Wire. You may purchase shares of a Fund by wiring federal funds ($2,000 minimum). If you are making your first investment in the Funds, before you wire funds, the Transfer Agent must have a completed Account Registration Form. You can mail or overnight deliver your Account Registration Form to the Transfer Agent. Upon receipt of your completed Account Registration Form, the Transfer Agent will establish an account for you. The account number assigned will be required as part of the instruction that should be given to your bank to send the wire. The wire must be received by 4:00 P.M. (Eastern Time) in order to receive the same day’s NAV. Your bank must include both the name of the Fund you are purchasing, your name and account number so that monies can be correctly applied. Your bank should transmit funds by wire to:

U.S. Bank, N.A.

777 East Wisconsin Avenue

Milwaukee, WI 53202

ABA #075000022

For credit to U.S. Bancorp Fund Services, LLC

Account #112-952-137

For further credit to LKCM Funds

[Name of Fund], [include Institutional Class if for the Small Cap Equity, Small-Mid Cap Equity or Equity Funds] [Shareholder account number]

Federal fund purchases will be accepted only on a day on which the Funds and the custodian are open for business. The Funds and U.S. Bank, N.A. are not responsible for the consequences of delays resulting from the banking or Federal Reserve wire system, or from incomplete wiring instructions.

SUBSEQUENT INVESTMENTS

By Mail or Wire. You may make additional investments at any time (minimum subsequent investment $1,000) by mailing a check payable to LKCM Funds to the address noted in the section entitled “Initial Investments – By Mail.” Additional investments may also be made by wire. Before sending your wire, please contact the Transfer Agent at 1-800-688-LKCM to advise them of your intent to wire funds. This will ensure prompt and accurate credit upon receipt of your wire. Instruct your bank to wire monies as outlined above.

By Telephone. To make additional investments by telephone, you must check the appropriate box on your Account Registration Form authorizing telephone purchases. If you have given authorization for telephone transactions and your account has been open for at least 15 days, you may call the Funds toll free at 1-800-688-LKCM to move money, in the amount of $1,000 or more, from your bank account to your Fund account upon request. Only bank accounts held at U.S. institutions that are Automated Clearing House (“ACH”) members may be used for telephone transactions. For security reasons, requests by telephone will be recorded. Shares of the Funds will be purchased in your account at the NAV next determined after your order is placed. Telephone trades must be received by or prior to market close. During periods of high market activity, shareholders may encounter higher than usual call waits. Please allow sufficient time to place your telephone transaction.

AUTOMATIC INVESTMENT PROGRAM

The Automatic Investment Program (the “Program”) permits investors that own shares of a Fund with a value of $2,000 or more to purchase shares (minimum of $100 per transaction) at regular intervals selected by the investor. This Program provides a convenient method to have monies deducted from your checking or savings account, for investment into a Fund, on a monthly or quarterly basis. Only bank accounts held at domestic institutions that are ACH members may be used for this option. If you wish to change the amount of your investment or to terminate the plan, please contact the Transfer Agent five days prior to the effective date. Additionally, the Transfer Agent will charge a $25 fee for any payment returned. To establish the Program, an investor must complete the appropriate sections of the Account Registration Form. For additional information on the Program, please call 1-800-688-LKCM.

RETIREMENT PLANS

The Funds make available Individual Retirement Accounts (“IRAs”), including Simplified Employee Pension Plans, traditional IRAs, Roth IRAs and IRA “Rollover Accounts,” offered by U.S. Bancorp Fund Services, LLC. Detailed information on these plans is available by calling the Funds at 1-800-688-LKCM (option 1). Investors should consult with their own tax advisers before establishing a retirement plan.

OTHER PURCHASE INFORMATION

Each Fund reserves the right, in its sole discretion, to suspend the offering of its shares, to reject any purchase order, or to waive any minimum investment requirements.

Purchases of each Fund’s shares will be made in full and fractional shares of the Fund calculated to three decimal places. In the interest of economy and convenience, certificates for shares will not be issued except at the written request of the shareholder. Certificates for fractional shares will not be issued.

UNCLAIMED PROPERTY

Your Fund account may be transferred to your state of residence if no activity occurs within your account during the “inactivity period” specified by your state’s abandoned property laws.

HOUSEHOLDING

In an effort to decrease costs, the Funds may reduce the number of duplicate prospectuses and Annual and Semi-Annual Reports you receive by sending only one copy of each to those addresses shared by two or more accounts and to shareholders the Funds reasonably believe are from the same family or household. If implemented, and if you would like to discontinue householding for your accounts, please call toll-free at 1-800-688-LKCM to request individual copies of these documents. Once the Fund receives notice to stop householding, it will begin sending individual copies thirty days after receiving your request. This policy does not apply to account statements.

MARKET TIMING POLICY

“Market timing” typically refers to the practice of frequent trading in the shares of mutual funds in order to exploit inefficiencies in fund pricing. Market timing transactions include trades in mutual fund shares that occur when the fund’s NAV does not fully reflect the value of the fund’s holdings – for example, when the fund has in its portfolio particular holdings, such as foreign or thinly traded securities, that are valued on a basis that does not include the most updated information possible. Market timing can have a dilutive effect on the value of the investments of long-term fund shareholders and can increase the transaction costs of a fund, which will be borne by all fund shareholders.

The Funds are typically intended for long-term investing. Market timing by Fund shareholders may adversely affect the Funds by interfering with portfolio management and increasing portfolio transaction and administrative costs. The Board of Trustees of the Funds has adopted policies and procedures to detect and prevent market timing activities in the Funds. To discourage market timing, the Funds charge a 1.00% redemption fee on shares exchanged or redeemed within 30 days of purchase (except on shares held in separate accounts of the Adviser). In addition, a Fund will temporarily suspend or terminate future purchase and exchange orders by investors or groups of investors who the Funds believe have engaged in market timing practices and which may have an adverse impact on the Funds. The Funds will also terminate, without notice, the exchange privilege of any investor who, in the opinion of the Funds, uses the exchange privilege excessively.

The Funds and/or the Adviser monitor for market timers and attempt to detect abusive trading practices. The criteria and techniques may change from time to time as determined by the Funds or the Adviser. The Transfer Agent will reject any purchase or exchange order, in whole or in part, including trading that the Funds or the Adviser believe may be excessive in frequency and/or amount or otherwise potentially disruptive to the affected Funds. Although these efforts are designed to discourage abusive trading practices, these tools cannot eliminate the possibility that such activity will occur.

Furthermore, due to the complexity involved in identifying abusive trading activity and the volume of shareholder transactions the Funds handle, there can be no assurance that the efforts of the Funds or the Adviser will identify all trades or trading practices that may be considered abusive. In addition, the ability of the Funds or the Adviser to monitor trades that are placed by individual shareholders within omnibus and retirement accounts maintained by financial intermediaries may be limited. However, the Funds and the Adviser attempt to monitor aggregate trades placed in omnibus accounts and seek to work with financial intermediaries to discourage shareholders from engaging in abusive trading practices and to impose restrictions on excessive trades. In this regard, the Funds have entered into agreements with certain financial intermediaries that generally require them to provide the Funds with information concerning those individual shareholders involved in any such aggregated trades. For those financial intermediaries with whom the Funds have not entered into such agreements, the Funds treat such intermediaries as individual shareholders for purposes of its market timing and redemption fee policies. However, there can be no assurance that the Funds or the Adviser will be able to detect and prevent abusive trading in accounts maintained by financial intermediaries through the foregoing measures or otherwise.

EXCHANGING SHARES

Exchanges of all or a portion of your investment from a Fund to another LKCM Fund may be made as long as the exchange is for the same class of shares of the other LKCM Fund. Any new account established through an exchange will be subject to the minimum investment requirements described above. Exchanges will be executed on the basis of the relative NAV of the shares exchanged after your request for an exchange is received. An exchange is considered to be a sale of shares for federal income tax purposes on which you may realize a taxable gain or loss. In addition, exchanges of shares held for less than 30 days will be subject to a 1.00% redemption fee (see the section entitled “Redemption of Shares – 30-Day Redemption Fee” for additional information). The Transfer Agent charges a $5 fee for each exchange via telephone. Call the Funds to learn more about exchanges.

The Funds are intended as a long-term investment vehicle and not to provide a means of speculating on short-term market movements. In addition, excessive trading can hurt the Funds’ performance and shareholders. Therefore, each Fund may terminate, without notice, the exchange privilege of any investor who uses the exchange privilege excessively. The Funds may change or temporarily suspend the exchange privilege during unusual market conditions.

REDEMPTION OF SHARES

You may redeem shares of the Funds by contacting your financial advisor, by mail or, if authorized, by telephone or wire. The Funds do not charge a fee for making redemptions, except with respect to wire redemptions or redemptions made within 30 days of purchase.

By Mail. You may redeem your shares by mailing a written request to:

By regular mail to:	By express, registered or certified mail to:
LKCM Funds – Fund name	LKCM Funds – Fund name
(Include Institutional Class for the	(Include Institutional Class for the
Small Cap Equity Fund, Small-Mid Cap	Small Cap Equity Fund, Small-Mid
Equity Fund and Equity Fund)	Cap Equity Fund and Equity Fund)
c/o U.S. Bancorp Fund Services, LLC	c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701	615 East Michigan Street, 3rd Floor
Milwaukee, WI 53201-0701	Milwaukee, WI 53202

After your request is in “good order” the Fund will redeem your shares at the next NAV. To be in “good order,” redemption requests must include the following documentation:

(a)	The share certificates, if issued;

(b)	A letter of instruction, if required, or a stock assignment specifying the number of shares or dollar amount to be redeemed, signed by all registered owners of the shares in the exact names in which they are registered;

(c)	Any required signature guarantees; and

(d)	Other supporting legal documents, if required, in the case of estates, trusts, guardianships, custodianship, corporations, pension and profit sharing plans, and other organizations.

Signature Guarantees. To protect your account, the Funds and U.S. Bancorp Fund Services, LLC from fraud, signature guarantees are required to enable the Funds to verify the identity of the person that has authorized a redemption from an account. Signature guarantees are required for (1) redemptions where the proceeds are payable or sent to any person, address or bank account not on record, (2) share transfer requests, and (3) any redemption request if a change of address request has been received by the Transfer Agent within the last 15 days. In addition to the situations described above, the Funds and /or the Transfer Agent reserve the right to require a signature guarantee in other instances based on the circumstances relative to the particular situation.

Non-financial transactions including establishing or modifying certain services on an account may require a signature guarantee, signature verification from a Signature Validation Program member, or other acceptable form of authentication from a financial institution source.

Signature guarantees will generally be accepted from domestic banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations, as well as from participants in the New York Stock Exchange Medallion Signature Program and the Securities Transfer Agents Medallion Program (“STAMP”). A notary public is not an acceptable signature guarantor. Please contact the Funds at 1-800-688-LKCM (option 1) for further details.

By Telephone. If you indicated on your Account Registration Form, or have subsequently arranged in writing to do so, you may redeem shares by calling the Funds. You may have the redemption proceeds mailed by check to the primary registration address or wired directly to your bank. You may also have your proceeds sent via electronic funds transfer through the ACH network to your predetermined bank account. Other redemption fees may be applicable. See the section titled “Other Redemption Information” below. The Transfer Agent imposes a $15.00 fee for each wire redemption. There is no charge for an electronic funds transfer, however the funds may not be available for 2-3 days. The redemption proceeds will be paid to the same bank and account as designated on the Account Registration Form or in written instructions subsequently received by the Funds. No telephone redemptions may be made within 15 days of any address change.

If you would like to arrange for redemption by wire or telephone or change the bank or account designated to receive redemption proceeds, you must send a written request to the Funds at the address listed in the section entitled “Redemption of Shares By Mail.” The investor must sign such requests. Further documents and signature verifications may be required.

The Funds reserve the right to refuse a wire or telephone redemption. Procedures for redeeming shares by wire or telephone may be modified or terminated at any time. The Funds and the Transfer Agent will not be liable for any loss, liability, cost or expense for acting upon telephone instructions that are reasonably believed to be genuine. Before executing an instruction received by telephone, the Transfer Agent will use reasonable procedures to confirm that the telephone instructions are genuine. The telephone call may be recorded and the caller may be asked to verify or provide certain personal identification information. If the Funds or their agents follow these procedures, they cannot be held liable for any loss, expense or cost arising out of any telephone redemption request that is reasonably believed to be genuine. This includes fraudulent or unauthorized requests. Once a telephone transaction has been placed, it cannot be canceled or modified. Telephone trades must be received by or prior to market close. During periods of high market activity, shareholders may encounter higher than usual call waits. Please allow sufficient time to place your telephone transaction.

30-Day Redemption Fee. If you redeem or exchange shares held for less than 30 days after the date of purchase, you will be subject to a 1.00% redemption fee. This fee will be deducted from the proceeds of your redemption. For purposes of applying the fee, the first day of the holding period is trade date plus one. The holding period will be determined on a “first-in, first-out” basis, meaning the Fund shares purchased first will be redeemed first. Shares of the Funds held in accounts separately managed by the Adviser will not be subject to the redemption fee. However, transactions in shares of the Funds by financial intermediaries with whom the Funds do not have information sharing agreements in place may be subject to the redemption fee. The redemption fee is retained by the Funds for the benefit of its long-term shareholders. Redemption fees will not apply to shares acquired through the reinvestment of dividends, or to shares purchased through the Automatic Investment Program. Furthermore, the redemption fee will not apply to shares held in accounts of certain retirement plans, profit sharing plans or tax favored savings plans.

Other Redemption Information. Payment of the redemption proceeds will normally be made within seven calendar days after receipt of a redemption request in “good order.” Redemption proceeds for shares of the Funds purchased by check may not be distributed until payment for the purchase has been collected, which may take up to fifteen calendar days. Shareholders can avoid this delay by utilizing the wire purchase option.

Due to the relatively high cost of maintaining small accounts, the Funds reserve the right to redeem shares in any account for their then-current value (which will be promptly paid to the investor) if at any time, due to redemption by the investor, the shares in the account do not have a value of at least $1,000. You will receive advance notice of a mandatory redemption and will be given at least 30 days to bring the value of the account up to at least $1,000.

The Funds may suspend the right of redemption or postpone the date at times when the NYSE is closed (other than customary weekend and holiday closings) or under any emergency circumstances as determined by the SEC.

The Funds have reserved the right to redeem in kind (i.e., in securities) any redemption request during any 90-day period in excess of the lesser of: (i) $250,000 or (ii) 1% of a Fund’s NAV being redeemed. If your shares are redeemed in kind, then you will incur transaction costs when you subsequently sell the securities distributed to you.

TRANSFER OF REGISTRATION

The registration of Fund shares may be transferred by writing to LKCM Funds, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin, 53202-0701. As in the case of redemptions, the written request with signature(s) guaranteed must be received in “good order.”

VALUATION OF SHARES

Calculation of Net Asset Value. The net asset value (“NAV”) per share is computed by dividing the total value of the investments and other assets of a Fund, less any liabilities, by the total outstanding shares of the Fund. The NAV per share is determined as of the close of normal trading on the NYSE (generally 4:00 p.m. Eastern Time) on each day that the NYSE is open for business. NAV is not determined on days the NYSE is closed. The NYSE is closed on weekends and most national holidays. The price at which a purchase order or redemption request is effected is based on the next calculation of NAV after the order is received by the Fund. A Fund’s NAV may not be calculated on days during which the Fund receives no orders to purchase shares and no shares are tendered for redemption. In determining NAV, expenses are accrued and applied daily and investments for which market values are readily available are valued at market value.

Fair Value Procedures for the Funds. The trading hours for most foreign securities end prior to the close of the NYSE, generally the time the Funds’ NAVs are calculated. Securities listed on a foreign exchange for which market quotations are readily available are valued at the last quoted sales price, unless events materially affecting the value of foreign securities occur. The occurrence of certain events after the close of foreign markets, but prior to the close of the U.S. market (such as a significant surge or decline in the U.S. market) often will result in an adjustment to the trading prices of foreign securities when foreign markets open on the following business day. Some of the events that may necessitate fair valuing a security include i) the security’s trading has been halted or suspended; ii) the security has been de-listed from an exchange; iii) the security’s primary trading market is temporarily closed at a time when, under normal conditions, it would be open; iv) the security has not been traded for an extended period of time; v) the security’s primary pricing source is not able or willing to provide a price; and vi) trading of the security is subject to local government-imposed restrictions.

If such events occur, the Funds may value foreign securities at fair value, taking into account such events, when they calculate their NAVs. In such cases, use of fair valuation can reduce an investor’s ability to seek to profit by estimating a Fund’s NAV in advance of the time as of which NAV is calculated. Because some foreign markets are open on days when the Funds do not price their shares, the value of a Fund’s holdings (and correspondingly, the Fund’s NAV) could change at a time when you are not able to buy or sell Fund shares.

The Board of Trustees has also established procedures that permit the Adviser to fair value securities under certain circumstances, including if the value of a security is materially affected by an event occurring after its close of trading, if reliable market quotations are not readily available or for which the Funds’ pricing service does not provide a valuation or provides a valuation that in the judgment of the Adviser does not represent fair value. The Funds may also fair value a security if the Funds or the Adviser believe that the market price is stale. In addition, the Funds may use independent pricing services to assist in pricing portfolio securities.

There can be no assurance that the Funds could purchase or sell a portfolio security at the price used to calculate the Funds’ NAVs. In the case of fair valued portfolio securities, lack of information and uncertainty as to the significance of information may lead to a conclusion that a prior valuation is the best indication of a portfolio security’s present value. Fair valuations generally remain unchanged until new information becomes available. Consequently, changes in the fair valuation of portfolio securities may be less frequent and of greater magnitude than changes in the price of portfolio securities valued by an independent pricing service, or based on market quotations. Valuing securities at fair value involves greater reliance on judgment than valuation of securities based on readily available market quotations.

DIVIDENDS, OTHER DISTRIBUTIONS AND TAXES

DIVIDENDS AND OTHER DISTRIBUTIONS

The Small Cap Equity, Small-Mid Cap Equity and Equity Funds intend to declare and pay income dividends at least on an annual basis. The Balanced and Fixed Income Funds intend to declare and pay income dividends on a quarterly basis. The Funds intend to distribute net capital gains and net gains from foreign currency transactions, if any, on an annual basis. The Funds may make an additional distribution if necessary, to avoid income or excise taxes. Dividends and other distributions, if any, will automatically be paid in additional shares of the Funds unless the shareholder elects otherwise. Such election must be made in writing to the Funds. If an investor elects to receive distributions in cash and the U.S. Postal Service cannot deliver your check, or if a check remains uncashed for six months, the Funds reserve the right to reinvest the distribution check in the shareholder’s account at the Funds’ then current NAV and to reinvest all subsequent distributions.

TAXES

Dividends, whether paid in cash or reinvested in additional shares, from a Fund’s net investment income, the excess of its net short-term capital gain over net long-term capital loss and its net gains from certain foreign currency transactions, if any, will be taxable to its shareholders as ordinary income (unless a shareholder is exempt from income tax or entitled to a tax deferral), except that a Fund’s dividends attributable to “qualified dividend income” (i.e., dividends it receives on stock of most U.S. and certain foreign corporations with respect to which it satisfies certain holding period and other restrictions) generally will be subject to a 15% maximum federal income tax rate for individual shareholders who satisfy those restrictions with respect to the shares on which the Fund dividends were paid. A portion of a Fund’s dividends—not exceeding the aggregate dividends it receives from domestic corporations only—also may be eligible for the dividends-received deduction allowed to corporations, subject to similar holding period, debt financing and other restrictions. However, dividends a corporate shareholder deducts pursuant to the dividends-received deduction are subject indirectly to the federal alternative minimum tax. There can be no assurance as to what portion, if any, of a Fund’s distributions will constitute qualified dividend income or be eligible for the dividends-received deduction.

Distributions of net capital gain (that is, the excess of net long-term capital gain over net short-term capital loss), whether paid in cash or reinvested in additional shares (or, if a Fund makes a certain election, any such excess that is retained by the Fund), will be taxable as long-term capital gain and also will be subject to a 15% maximum federal tax rate for individual shareholders; capital gain distributions to corporate shareholders remain subject to federal income tax at a maximum rate of 35%. The 15% maximum rate of federal income tax on individuals’ net capital gain, as well as the special rules relating to “qualified dividend income” described above, generally apply only through the last taxable year beginning before January 1, 2013. The classification of a capital gain distribution or retained capital gains (and, consequently, the applicable tax rate) is determined by the length of time that a Fund has held the securities that generated the gain and not the length of time you have held shares in such Fund. Shareholders will be notified annually as to the federal tax status of dividends and other distributions paid by a Fund.

Any dividends and other distributions a Fund declares in the months of October, November or December to shareholders of record on a date in such a month will be deemed to have been paid by the Fund and received by those shareholders on December 31 if the distributions are paid before February 1 of the following year. If you purchase shares of a Fund shortly before a distribution, you will be subject to income tax on the distribution, even though the value of your investment (plus cash received, if any) remains the same.

When a shareholder redeems shares of a Fund, the redemption may result in a taxable gain or loss, depending on whether the redemption proceeds are more or less than the shareholder’s adjusted basis in the shares. Any capital gain an individual shareholder recognizes on a redemption of his or her Fund shares that have been held for more than one year will qualify for the 15% maximum rate mentioned above. In addition, if Fund shares are bought within 30 days before or after selling other Fund shares at a loss, all or a portion of the loss will be deferred and will increase the basis of the newly purchased shares.

Each Fund is required by federal law to withhold and remit to the U.S. Treasury 28% of reportable payments (which includes dividends, capital gain distributions and redemption proceeds, regardless of the extent to which gain or loss may be realized) otherwise payable to individuals and certain other non-corporate shareholders who fail to certify that the taxpayer identification number furnished to the Fund is correct or who furnish an incorrect number (together with the withholding described in the next sentence, “backup withholding”). Withholding at that rate also is required from each Fund’s dividends and capital gain distributions otherwise payable to such a shareholder who (1) is subject to backup withholding for failure to report the receipt of interest or dividend income properly or (2) fails to certify to the Fund that he or she is not subject to backup withholding or that it is a corporation or other exempt recipient. Backup withholding is not an additional tax, and any amounts so withheld may be credited against a shareholder’s federal income tax liability or refunded.

Dividends and other distributions each Fund declares, as well as redemption proceeds, may also be subject to state and local taxes.

The foregoing summarizes some of the important income tax considerations generally affecting each Fund and its shareholders. Potential investors in the Funds should see the SAI for further information regarding the tax effects of investing in the Funds and consult their tax advisers with specific reference to their own tax situation.

INDEX DESCRIPTIONS

The Barclays Capital U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued. A direct investment in an index is not possible.

The Lipper Large-Cap Core Funds Index is an index of large cap core mutual funds tracked by Lipper, Inc. A direct investment in an index is not possible.

The Lipper Mixed-Asset Target Allocation Growth Funds Index is an unmanaged index consisting of funds that, by portfolio practice, maintain a mix of between 60%-80% equity securities, with the remainder invested in bonds, cash and cash equivalents. A direct investment in an index is not possible.

The Lipper Short Intermediate Investment-Grade Debt Funds Index is an index of short intermediate investment grade mutual funds tracked by Lipper, Inc. A direct investment in an index is not possible.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc. A direct investment in an index is not possible.

The Russell 2000® Index is an unmanaged index comprised of the smallest 2,000 companies in the Russell 3000® Index, representing approximately 10% of the Russell 3000® Index total market capitalization. The Russell 3000® Index is an unmanaged index that measures the performance of the 3,000 largest U.S. companies, based on total market capitalization, which represents approximately 98% of the investable U.S. equity market. A direct investment in an index is not possible.

The S&P 500® Index is an unmanaged index which measures the performance of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock’s weight in the Index proportionate to its market value. The S&P 500® Index is one of the most widely used benchmarks of U.S. equity performance. A direct investment in an index is not possible.

FINANCIAL HIGHLIGHTS

The financial highlights tables set forth below are intended to help you understand each Fund’s financial performance for the past five years or since a Fund’s inception date if that is less than five years. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rates that an investor would have earned (or lost) on an investment in a Fund (assuming reinvestment of all dividends and distributions). The information has been audited by Deloitte & Touche LLP, whose report, along with the Funds’ financial statements, is included in the Annual Report for the year ended December 31, 2011, which is available free of charge upon request.

	LKCM SMALL CAP EQUITY FUND – Institutional Class
	Year Ended December 31,
	2011	2010	2009	2008	2007
Net Asset Value – Beginning of Period	$21.49	$16.16	$12.24	$20.03	$21.98

Net investment income (loss)(1)	(0.08)	(0.07)	(0.05)	(0.03)	0.01
Net realized and unrealized gain (loss) on investments	1.04	5.40	3.97	(7.75)	(0.17)

Total from investment operations	0.96	5.33	3.92	(7.78)	(0.16)

Dividends from net investment income	—	—	—	—	(0.00	)(2)
Distributions from net realized gains	—	—	—	(0.01)	(1.79)

Total dividends and distributions	—	—	—	(0.01)	(1.79)

Net Asset Value – End of Period	$22.45	$21.49	$16.16	$12.24	$20.03

Total Return	4.47%	32.98%	32.03%	(38.87)%	(0.76)%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$785,280	$690,511	$529,166	$385,223	$595,175
Ratio of expenses to average net assets:	0.95%	0.96%	1.00%	0.97%	0.94%
Ratio of net investment income (loss) to average net assets:	(0.33)%	(0.38)%	(0.35)%	(0.17)%	0.04%
Portfolio turnover rate(3)	50%	57%	59%	61%	60%

(1)	Net investment income (loss) per share represents net investment income (loss) divided by the average shares outstanding throughout the period.
(2)	Less than $(0.005).
(3)	Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

LKCM SMALL-MID CAP EQUITY FUND –Institutional Class
	May 2, 2011(1)
	through
	December 31, 2011
Net Asset Value – Beginning of Period	$10.00

Net investment loss(2)	(0.02)
Net realized and unrealized loss on investments(3)	(1.12)

Total from investment operations	(1.14)

Net Asset Value – End of Period	$8.86

Total Return	(11.40	)%(4)
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$23,755
Ratio of expenses to average net assets:
Before expense cap and/or reimbursement	2.14	%(5)
After expense cap and/or reimbursement	1.00	%(5)
Ratio of net investment loss to average net assets:
Before expense cap and/or reimbursement	(1.55	)%(5)
After expense cap and/or reimbursement	(0.41	)%(5)
Portfolio turnover rate	36%

(1)	Commencement of operations.
(2)	Net investment loss per share represents net investment loss divided by the average shares outstanding throughout the period.
(3)	Due to the timing of capital share transactions, the per share amount of net realized and unrealized loss on investments varies from the amounts shown in the annual report’s statement of operations.
(4)	Not annualized.
(5)	Annualized.

	LKCM EQUITY FUND – Institutional Class
	Year Ended December 31,
	2011	2010	2009	2008	2007
Net Asset Value – Beginning of Period	$15.18	$13.02	$10.33	$15.38	$14.43

Net investment income	0.11 (1)	0.08	0.10	0.16	0.16
Net realized and unrealized gain (loss) on investments	0.39	2.24	2.69	(5.05)	1.42

Total from investment operations	0.50	2.32	2.79	(4.89)	1.58

Dividends from net investment income	(0.10)	(0.08)	(0.10)	(0.16)	(0.16)
Distributions from net realized gains	(0.24)	(0.08)	—	—	(0.47)

Total dividends and distributions	(0.34)	(0.16)	(0.10)	(0.16)	(0.63)

Net Asset Value – End of Period	$15.34	$15.18	$13.02	$10.33	$15.38

Total Return	3.30%	17.77%	27.01%	(31.80)%	10.96%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$102,548	$72,370	$49,157	$36,677	$53,743
Ratio of expenses to average net assets:
Before expense cap and/or reimbursement	0.99%	1.04%	1.13%	1.06%	1.01%
After expense cap and/or reimbursement	0.80%	0.80%	0.80%	0.80%	0.80%
Ratio of net investment income to average net assets:
Before expense cap and/or reimbursement	0.54%	0.39%	0.62%	0.85%	0.82%
After expense cap and/or reimbursement	0.73%	0.63%	0.95%	1.11%	1.03%
Portfolio turnover rate	20%	23%	26%	31%	26%

(1)	Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

	LKCM BALANCED FUND
	Year Ended December 31,
	2011	2010	2009	2008	2007
Net Asset Value – Beginning of Period	$14.25	$13.09	$10.85	$13.84	$13.36

Net investment income	0.17	0.18	0.22	0.26	0.28
Net realized and unrealized gain (loss) on investments	0.28	1.16	2.24	(2.96)	0.82

Total from investment operations	0.45	1.34	2.46	(2.70)	1.10

Dividends from net investment income	(0.17)	(0.18)	(0.22)	(0.28)	(0.28)
Distributions from net realized gains	—	—	—	(0.01)	(0.34)

Total dividends and distributions	(0.17)	(0.18)	(0.22)	(0.29)	(0.62)

Net Asset Value – End of Period	$14.53	$14.25	$13.09	$10.85	$13.84

Total Return	3.16%	10.31%	22.90%	(19.70)%	8.25%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$18,560	$16,486	$13,476	$10,156	$12,191
Ratio of expenses to average net assets:
Before expense cap and/or reimbursement	1.14%	1.25%	1.41%	1.38%	1.35%
After expense cap and/or reimbursement	0.80%	0.80%	0.80%	0.80%	0.80%
Ratio of net investment income to average net assets:
Before expense cap and/or reimbursement	0.83%	0.89%	1.28%	1.51%	1.51%
After expense cap and/or reimbursement	1.17%	1.34%	1.89%	2.09%	2.06%
Portfolio turnover rate	34%	13%	22%	38%	27%

	LKCM FIXED INCOME FUND
	Year Ended December 31,
	2011	2010	2009	2008	2007
Net Asset Value – Beginning of Period	$11.03	$10.85	$10.20	$10.33	$10.19

Net investment income	0.37	0.40	0.43	0.43	0.46
Net realized and unrealized gain (loss) on investments	0.09	0.22	0.65	(0.13)	0.14

Total from investment operations	0.46	0.62	1.08	0.30	0.60

Dividends from net investment income	(0.37)	(0.40)	(0.43)	(0.43)	(0.46)
Distributions from net realized gains	(0.08)	(0.04)	—	—	—

Total dividends and distributions	(0.45)	(0.44)	(0.43)	(0.43)	(0.46)

Net Asset Value – End of Period	$11.04	$11.03	$10.85	$10.20	$10.33

Total Return	4.22%	5.82%	10.77%	2.99%	5.96%
Ratios and Supplemental Data:
Net assets, end of period (thousands)	$178,116	$162,353	$149,218	$120,674	$113,032
Ratio of expenses to average net assets:
Before expense cap and/or reimbursement	0.72%	0.73%	0.76%	0.73%	0.72%
After expense cap and/or reimbursement	0.65%	0.65%	0.65%	0.65%	0.65%
Ratio of net investment income to average net assets:
Before expense cap and/or reimbursement	3.31%	3.55%	4.00%	4.15%	4.39%
After expense cap and/or reimbursement	3.38%	3.63%	4.11%	4.23%	4.46%
Portfolio turnover rate	24%	20%	30%	23%	31%

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LKCM FUNDS

FOR MORE INFORMATION

You may obtain the following and other information on the LKCM Funds free of charge:

Annual and Semi-Annual Reports to Shareholders

The annual and semi-annual reports provide the Funds’ most recent financial reports and portfolio listings. The annual report contains a discussion of the market conditions and investment strategies that affected the Funds’ performance during the last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION (SAI) DATED MAY 1, 2012

The SAI is incorporated into this prospectus by reference (i.e., legally made a part of this Prospectus). The SAI provides more details about the Funds’ policies and management.

TO RECEIVE ANY OF THESE DOCUMENTS OR MAKE INQUIRIES TO THE FUNDS:

By Telephone:

1-800-688-LKCM

By Mail:

LKCM Funds

c/o U.S. Bancorp Fund Services, LLC

P.O. Box 701

Milwaukee, Wisconsin 53201-0701

From the Funds’ Website:

You can access the Funds’ SAI, Annual Report and Semi-Annual Reports on the Funds’ website at: http://www.lkcmfunds.com

On the Internet:

Text only versions of Fund documents can be viewed online or downloaded from the EDGAR database on the SEC’s Internet site at: http://www.sec.gov

From the SEC:

You may write to the SEC Public Reference Room at the regular mailing address or the e-mail address below and ask them to mail you information about the Funds, including the SAI. They will charge you a fee for this duplicating service. You can also visit the SEC Public Reference Room and copy documents while you are there. For more information about the operation of the Public Reference Room, call the SEC at the telephone number below.

Public Reference Section

Securities and Exchange Commission

Washington, D.C. 20549-1520

publicinfo@sec.gov

1-202-551-8090

Investment Company Act File # 811-8352